Exhibit 99.1
Sema4 Announces the Completion of the GeneDx Acquisition and a Streamlined Leadership Structure to Accelerate Growth of its Diagnostic and Clinical Data Platforms
Acquisition creates an AI-driven advanced health intelligence company, now leveraging one of the largest genomic testing platforms in the U.S.
Katherine Stueland, former President and CEO of GeneDx, joins Sema4 as CEO and will serve on Board of Directors
Eric Schadt, founder and former CEO of Sema4, to serve as President and Chief Research & Development Officer and to continue to serve on Board of Directors
Sema4 closes $200 million private placement from leading growth and life sciences investors, including Pfizer
STAMFORD, CT — May 2, 2022 — Sema4 (Nasdaq: SMFR), an AI-driven genomic and clinical data intelligence platform company, today announced it has completed the acquisition of GeneDx, LLC (“GeneDx”), a leader in genomic testing and analysis for rare disorders, from OPKO Health, Inc. (Nasdaq: OPK) (“OPKO”). The transaction establishes Sema4 as one of the largest and most advanced providers of genomic testing in the U.S. and further strengthens its health information database to transform patient care and improve therapeutic development. The acquisition accelerates Sema4’s ability to deliver precision medicine while driving efficiency in its platform as it transforms the standard of patient care.
Sema4 has streamlined its management team to enable focused execution across its top business priorities, including expanded molecular testing and data-driven health system and biopharma partnerships. Katherine Stueland, former President and CEO of GeneDx and former Chief Commercial Officer of Invitae, will serve as Sema4’s CEO and will serve on Sema4’s Board of Directors. Ms. Stueland brings more than 25 years of experience in the healthcare industry, having overseen multiple commercial organizations and corporate brand transformations.
“I am delighted to have the opportunity to lead Sema4 as we embark on this next chapter for the combined companies with a focus on growth, operating efficiency, scaling toward profitability, and transformational partnerships,” said Ms. Stueland. “Our vision is to accelerate the use of genomics and leverage large-scale clinical data to enhance the standard of care through extensive precision medicine solutions. I look forward to realizing that vision with Sema4’s unmatched health intelligence platform, enabling comprehensive family health, from planning a pregnancy through every stage of life.”
“The combined company has excellent momentum heading into the remainder of this year,” continued Ms. Stueland. “We look forward to providing a comprehensive financial update and forward looking guidance our first quarter earnings conference call on May 12th.”
Eric Schadt, PhD, Sema4’s Founder, will serve as President and Chief Research & Development Officer, reporting to Ms. Stueland, and will continue to serve on the Board of Directors.
“We are very excited to add GeneDx’s complementary capabilities and equally thrilled to welcome Katherine as our new CEO, given her extensive leadership, commercial, and operational experience,” said Dr. Schadt. “This transformative evolution in the scale of our business positions Sema4 to further revolutionize patient care and to provide more holistic support to health system and biopharma partners. I am excited by the opportunity to redouble my efforts to drive our data platform forward and transform not only clinical practice but the way biopharma companies use data to drive innovation.”

Summary of Transaction Details
Under the terms of the agreement, Sema4 has acquired GeneDx for an upfront payment of $150 million in cash, subject to adjustment, plus 80.0 million shares of Sema4’s Class A common stock, with up to an additional $150 million revenue-based milestones over the next two years (which will be payable in cash or shares of Sema4 Class A common stock at Sema4’s discretion). Based on the closing stock price of Sema4’s Class A common stock as of April 29, 2022, the trading date on the closing of the transaction, the total upfront consideration represents approximately $322 million, and the total aggregate consideration including potential milestones is approximately $472 million.
The transaction was announced on January 18, 2022 and received approval from Sema4 stockholders on April 27, 2022.
In connection with the transaction, Sema4 has also closed a private placement financing in which it sold $200 million of Sema4’s Class A common stock at a price of $4.00 per share with a syndicate of institutional investors, including Pfizer.
About Sema4
Sema4 is a patient-centered health intelligence company dedicated to advancing healthcare through data-driven insights. Sema4 is transforming healthcare by applying AI and machine learning to multidimensional, longitudinal clinical and genomic data to build dynamic models of human health and defining optimal, individualized health trajectories. Centrellis®, our innovative health intelligence platform, is enabling us to generate a more complete understanding of disease and wellness and to provide science-driven solutions to the most pressing medical needs. Sema4 believes that patients should be treated as partners, and that data should be shared for the benefit of all.
For more information, please visit sema4.com and connect with Sema4 on Twitter, LinkedIn, Facebook and YouTube.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our future performance and our market opportunity, including our expectations related to our acquisition of GeneDx including its anticipated impact on our business and financial condition, our anticipated plans and strategies, and potential growth opportunities. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the ability to implement business plans, goals and forecasts, and identify and realize additional opportunities, (ii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry, (iii) the size and growth of the market in which we operate, and (iv) the risk we may not realize the full benefits expected from the acquisition of GeneDx. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2022 and other documents filed by us from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

Investor Relations Contact:
Joel Kaufman
investors@sema4.com
Media Contact:
Radley Moss
radley.moss@sema4.com